Date:	February 25, 2008
For Release:	Upon Receipt
Contact(s):	Media	Investors

	Joshua King 860/547-2293 joshua.king@thehartford.com	Kim Johnson 860/547-6781 kimberly.johnson@thehartford.com
	Shannon Lapierre 860/547-5624 shannon.lapierre@thehartford.com	JR Reilly 860/547-9140 jr.reilly@thehartford.com

The Hartford Names Lizabeth H. Zlatkus Chief Financial Officer and John C. Walters President of Life Operations

HARTFORD, Conn. –The Hartford Financial Services Group, Inc. (NYSE: HIG), one of the nation’s largest diversified financial services companies, today announced the promotions of two of its most accomplished senior executives to new leadership roles in the organization. Lizabeth H. Zlatkus, 49, has been named executive vice president and chief financial officer of The Hartford, and John C. Walters, 46, has been named president and chief operating officer of the company’s life operations. Zlatkus will report to Ramani Ayer, The Hartford’s chairman and chief executive officer. Walters will continue to report to Thomas Marra, The Hartford’s president and chief operating officer. Both leaders will continue to serve as members of the Office of the Chairman.

The promotions are effective May 1, 2008, following a transition period during which Walters and Zlatkus, who are presently co-chief operating officers of The Hartford’s life operations, will prepare to assume their new roles. Zlatkus will succeed current CFO David M. Johnson, who announced in January his intention to leave the company by mid-year. In his new position, Walters will oversee all of The Hartford’s life operations. The Hartford’s life operations have contributed significantly to the company’s growth over the past decade and provide the platform for future global expansion.

“Liz and John have both compiled an exceptional record of achievement and we are pleased that our deep reservoir of internal talent has filled two of the most important posts in our organization,” said Ayer. “With Liz leading our finance team, we will continue our focus on capital and enterprise risk management and excellence in financial reporting. And with John at the helm of our life operations, we will continue to leverage our tremendous strengths in distribution and product to fortify our industry leadership in asset accumulation and protection solutions.”

LIZABETH H. ZLATKUS

Following varied and successful roles in both operations and finance, Zlatkus will now have responsibility for corporate strategy, finance, capital and enterprise risk management, investor relations, real estate, and corporate information systems functions. Her most recent assignment was co-chief operating officer of The Hartford’s life operations and president of International Wealth Management and Group Benefits. Prior to that, Zlatkus held positions of increasing responsibility throughout the company, including chief financial officer for the company’s life operations. Under Zlatkus’s leadership of International Wealth Management and Group Benefits, The Hartford is the leader in variable annuity assets under management in Japan and the number two seller of fully insured group disability and group life insurance in the U.S. Zlatkus joined The Hartford in 1983 and originally served in an accounting capacity for the company’s property and casualty operations.

Zlatkus began her professional career at Peat Marwick Mitchell & Co. (now KPMG). Named to the President’s Committee on Employment of People with Disabilities in 1999, she was appointed to the LOMA board of directors in 2005, and was selected one of the top one hundred “Women to Watch” by Business Insurance in 2000 and 2006. Zlatkus earned a B.S. from Pennsylvania State University and was selected as an alumni fellow in 2003. She serves on the Pennsylvania State University board of visitors.

“Liz is a dynamic leader with a wealth of experience in building successful teams across several areas of our company.” Ayer said. “In every instance, she has compiled a remarkable record of achievement in driving results, especially in the company’s group benefits and international businesses. With her operational background and proven financial expertise, Liz is an excellent choice for CFO of The Hartford.”

JOHN C. WALTERS

In his new role, Walters will lead an organization with more than $370 billion in assets under management and a mission to develop and distribute superior wealth management products for customers in key markets around the world. Walters joined The Hartford in 2000 from First Union Securities, the brokerage subsidiary of First Union Corp. In 2006, he became president of the company’s U.S. Wealth Management division, and was named co-chief operating officer of life operations in 2007. Under Walters’s leadership, The Hartford successfully built the fastest-growing, non-proprietary, retail mutual-fund family in history to reach $50 billion in assets under management. The funds were recently ranked first in the U.S. equity category for 2007 by Barron’s. The company is also a market leader in retail variable annuity assets under management.

“For nearly eight years, John has played an integral role in driving the growth and diversification of our life business,” said Marra. “He has an unrelenting focus on winning in this marketplace and has strong vision and foresight on The Hartford’s opportunities in the global retirement landscape. Under John’s leadership, The Hartford has become a major player in the mutual fund business and has made key acquisitions to propel our retirement plans business.”

Walters earned a B.S. in business and finance from the University of North Carolina, Chapel Hill, and an M.B.A. from Duke University’s Fuqua School of Business. He is also a member of the board of governors of the Investment Company Institute (ICI) and a member of the board of trustees for the Wadsworth Atheneum Museum of Art in Hartford, Conn.

CEO SUMMARY

“Today’s announcement is further evidence of The Hartford’s deep bench strength. Liz is an exceptional candidate to fill this critical corporate role and I am equally certain that our life operations will continue to perform well under John’s expanded leadership. Together, these appointments strengthen The Hartford’s position to succeed as we focus on our global leadership in insurance and investments,” Ayer said.

The Hartford, a Fortune 100 company, is one of the nation’s largest diversified financial services companies, with 2007 revenues of $25.9 billion. The Hartford is a leading provider of investment products, life insurance and group benefits; automobile and homeowners products; and business property and casualty insurance. International operations are located in Japan, the United Kingdom, Canada, Ireland, and Brazil. The Hartford’s Internet address is www.thehartford.com.

HIG-F

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Some of the statements in this release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include those discussed in our Quarterly Reports on Form 10-Q, our 2007 Annual Report on Form 10-K and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.